Exhibit D(42)

AMENDMENT THREE

DATED JUNE 1, 2008 TO

INVESTMENT SUB-ADVISORY AGREEMENT

for MassMutual Select Large Cap Growth Fund

WHEREAS, Massachusetts Mutual Life Insurance Company (“MassMutual”) and Alliance Capital Management L.P. (now known as AllianceBernstein L.P.) (the “Sub-Adviser”) entered into an Investment Sub-Advisory Agreement (the “Agreement”), effective as of December 31, 2001, as amended, relating to the MassMutual Large Cap Growth Fund (now known as the MassMutual Select Large Cap Growth Fund) (the “Fund”); and

WHEREAS, Section 20 of the Agreement permits the Agreement to be amended by a written instrument approved in writing by both parties;

NOW THEREFORE, IT IS AGREED THAT:

1.	Capitalized terms used herein but not otherwise defined shall have the meanings given to those terms in the Agreement.

2.	The Sub-Adviser will not consult with any other sub-adviser to a fund for which MassMutual serves as investment adviser concerning transactions for the Fund in securities or other assets.

3.	Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects.

4.	This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of the day and year first above written.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY		ALLIANCEBERNSTEIN L.P.

By:	/s/ Eric Wietsma	By:	/s/ Louis T. Mangan

	Name: Eric Wietsma		Name:	Louis T. Mangan
	Title: Corporate Vice President		Title:	Assistant Secretary

Accepted and Agreed to by:

MASSMUTUAL SELECT FUNDS on behalf of MassMutual Select Large Cap Growth Fund

By:	/s/ Nicholas Palmerino
Name: Nicholas Palmerino
Title: CFO and Treasurer